Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI REPORTS FIRST QUARTER FINANCIAL RESULTS

MOUNTAIN VIEW, Calif. (October 19, 2004)—Silicon Graphics (NYSE: SGI) today announced results for its first fiscal quarter which ended September 24, 2004. Revenue for the first quarter was $175 million,in line with the preliminary results announced October 5, 2004. Gross margin from continuing operations was 35.8% compared with 40.1% in the same quarter one year ago. SGI's first-quarter operating loss from continuing operations was $27 million, compared with an operating loss of $44 million for the first quarter fiscal 2004. The first-quarter net loss was $28 millionor $0.11 per share, compared with a net loss of $48 million or $0.23 per share one year ago.

GAAP operating expenses from continuing operations for the first fiscal quarter were $89 million compared with $126 million the same quarter one year ago. Excluding a non-cash charge of $3 million, non-GAAP operating expenses were $86 million. This non-cash charge reflects a revised calculation of charges associated with the sublease of the Company's former headquarters campus in fiscal 2004 and was not reflected in the company's preliminary announcement on October 5, 2004.

"Despite disappointing results in Q1, we expect improved results in Q2. We have just delivered one of the most powerful computers in the world to NASA and have recently been selected to provide other large configuration Altix systems in the U.S. and abroad,” said Bob Bishop, Chairman and CEO. “In addition, with the launch of the new Silicon Graphics Prism system, we now have a full suite of high performance compute, storage and visualization solutions available on the Linux platform."

Unrestricted cash, cash equivalents and marketable investments on September 24, 2004 were $125 million as compared with $111 million at the end of the first quarter of fiscal 2004.

SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The webcast is available at http://www.sgi.com/company_info/investors/events.html. The dial-in number is (888) 208-1824 or (913) 981-4900 for participants outside of North America. An audio replay of this call will be available after 5 p.m. PT today at (888) 203-1112 (passcode: 960942) or (719) 457-0820 (passcode: 960942) and will be available for seven days. All links to the archived Webcast and audio replay are available through SGI's Web site at www.sgi.com/company_info/investors/.

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. The company's future results could differ materially from the expectations discussed herein. Factors that might cause such a difference include risks associated with the timely development, production and acceptance of new products and services; increased

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1500 Crittenden Lane
Mountain View, CA 94043
Telephone 650.960.1980
sgi.com

MEDIA CONTACT
Lisa Pistacchio
pistacchio@sgi.com
650.933.5683

INVESTOR RELATIONS
Beth Howe
bhowe@sgi.com
650.933.8279

SGI PR HOTLINE
650.933.7777

SGI PR FACSIMILE
650.933.0283

SGI Reports First Quarter Financial Results/2

competition; dependence on third party partners and suppliers; the failure to achieve expected product mix and revenue levels; failure to manage costs and generate improved operating results, and the ability to improve the financial condition and performance of the company. These and other risks are detailed from time to time in SGI's periodic reports that are filed with the Securities and Exchange Commission, including SGI's annual report on Form 10-K for the year ended June 25, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (NYSE: SGI), is a leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense, or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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Silicon Graphics, SGI, the SGI logo and Altix are registered trademarks and The Source of Innovation and Discovery and Silicon Graphics Prism are trademarks of Silicon Graphics, Inc., in the United States and/or other countries worldwide. Linux is a registered trademark of Linus Torvalds in several countries. All other trademarks mentioned herein are the property of their respective owners.

SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	Three Months Ended
	Sept. 24, 2004 (1)	Sept. 26, 2003 (1)

	(unaudited)

Product and other revenue	$97,176	$118,115
Service revenue	77,421	84,101

Total revenue	174,597	202,216
Costs and expenses:
Cost of product and other revenue	65,340	70,316
Cost of service revenue	46,692	50,750
Research and development	23,306	31,959
Selling, general and administrative	62,717	69,351
Other operating expense, net (2)	3,165	24,236

Total costs and expenses	201,220	246,612

Operating loss	(26,623)	(44,396)

Interest expense	(4,534)	(6,890)
Interest and other income (expense), net	(266)	(468)

Loss from continuing operations before income taxes
.	(31,423)	(51,754)

Income tax benefit	(3,732)	(3,029)

Net loss from continuing operations	(27,691)	(48,725)
Discontinued operations:

Net (loss) income from discontinued operations, net
of tax	(276)	796

Net loss	$(27,967)	$(47,929)

Net loss per common share - basic and diluted:
Continuing operations	$(0.11)	$(0.23)
Discontinued operations	(0.00)	0.00

Net loss per common share- basic and diluted. .	$(0.11)	$(0.23)

Shares used in the calculation of net loss per common
share - basic and diluted	262,039	209,570

(1) The results of our Alias application software business, which was sold in June 2004, are reflected as discontinued operations for all periods presented.

(2) Represents a net charge for estimated restructuring costs and charges associated with the impairment of assets.

SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 24, 2004	June 25, 2004

ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$122,933	$154,855
Short-term marketable investments	2,138	2,010
Short-term restricted investments	37,624	23,585
Accounts receivable, net	76,215	113,901
Inventories	67,328	66,938
Prepaid expenses and other current assets	39,044	34,916

Total current assets	345,282	396,205

Restricted investments	713	909

Net property and equipment	68,529	74,595

Other assets	96,181	98,215

	$510,705	$569,924

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$60,100	$65,119
Accrued compensation	30,594	37,053
Income taxes payable	5,373	6,082
Other current liabilities	92,914	98,467
Current portion of long-term debt	9,026	17,775
Current portion of deferred revenue	90,717	96,058

Total current liabilities	288,724	320,554

Long-term debt	263,247	264,212
Long-term deferred revenue	27,415	25,749
Other liabilities	81,910	82,087

Total liabilities	661,296	692,602

Total stockholders' deficit	(150,591)	(122,678)

	$510,705	$569,924